Center Bancorp, Inc., Reports Third Quarter Earnings

UNION, NJ -- (MARKET WIRE) -- 10/23/2003 -- Center Bancorp Inc. (NASDAQ: CNBC) parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the third quarter ended September 30, 2003.

Net income for the third quarter of 2003 amounted to $1,515,000 or $.18 per fully diluted share, a decrease of 27.8% or $589,000 from the $2,104,000 or $.25 per fully diluted share earned for the comparable quarter of the previous year. Basic earnings per share were $.18 a decrease of 28% from $.25 per share earned in the third quarter of 2002. For the three months ended September 30, 2003 net income increased $8,000 or .53 percent as compared with to the second quarter of 2003. Per share earnings amounted to $0.18 per fully diluted and basic share for both quarters.

For the nine months ended September 30, 2003 net income amounted to $4.7 million or $.55 per fully diluted share representing a decrease of 24.2% or $1.5 million from the $6.2 million or $.74 per fully diluted share for the comparable nine-month period in 2002. Basic earnings per share were $.56 representing a decrease of 24.3% from the $.74 per share earned in 2002. All share and per share amounts have been restated to reflect the 2-for-1 common stock split distributed on June 2, 2003.

Center Bancorp continues on track with its business plan despite the challenges presented by our unprecedented interest rate environment," stated John J. Davis, President & CEO. "We remain optimistic regarding the earnings prospects for the remainder of the year given our current strong loan demand. We are very pleased to announce that our total loan portfolio exceeded $300 million on September 30, 2003. This is a significant milestone, a milestone which we believe, will benefit our net interest income in future quarters.

The Corporation's earnings results for the third quarter of 2003 reflected a decline in revenue impacted by low interest rates (which reached historical lows during the second quarter of 2003) and the sluggish national economy, which has squeezed net interest margins. The sustained nature of these low interest rate levels has diminished revenue growth due to a continued compression of yield on earning assets.

Net interest margins continued to come under pressure from the prevailing low interest rate environment during the third quarter of 2003, contracting 111 basis points for the period as compared with the same quarter in 2002. The continued compression of net interest margins is the result of falling interest rates, increased prepayments on mortgage related earning-assets and the effects of shorter duration assets contributing to the asset sensitivity maintained in the balance sheet coupled with low replacements yields received on shorter duration additions made to the earning-asset portfolio. The net interest spread decreased 93 basis points in the third quarter of 2003 to 2.38% from 3.31% for the comparable quarter in 2002 and decreased 40 basis points compared to the second quarter of 2003. For the three months ended September 30, 2003 the annualized net interest margin (net interest income as a percentage of earning assets), decreased to 2.63% from 3.74% for the comparable quarter in 2002; and decreased 42 basis points from 3.05% from the second quarter of 2003. This sustained heightened level of prepayments has further exposed the Corporation, which was in an asset sensitive position; to position the balance sheet to be reactive to future changes in rates, which subsequently impacted returns on earning-assets for both the current quarter and nine months ended September 30, 2003.

Total interest income, on a tax-equivalent basis, for the third quarter of 2003, decreased $1.8 million or 17.5%, over the comparable 2002 period. Total interest expense decreased by $673,000 over the same period.

Positive earning asset growth in both the loan and the investment securities portfolios reduced the effects of the decline in yield earned on those assets. During the third quarter of 2003, the loan portfolio increased on average $60.0 million, an increase of 26.2% from the comparable period in 2002. Despite the slowdown experienced in the economy, loan demand continues to remain steady, fueled by the Company's branch network expansion, increased loan staffing, higher visibility in new markets, and a continued enhancement of product lines to meet market demands and aggressive promotion of a teaser rate Home Equity Loan product. Our business model has been built on a strong credit culture. As a result, asset quality continues to remain high. During the third quarter, additional provisions of approximately $103,000 were made to the allowance for loan losses, to maintain adequate loan loss reserves in relationship with loan portfolio growth. Both non-performing assets and net charge-offs are expected to be consistent with prior levels.

The Corporation's investment securities portfolio increased on average $75.1 million (up 16.3% over the comparable prior year quarter). The heightened levels of repayments on mortgage related securities adversely affected the resultant yield on the investment portfolio.

Average funding sources grew $132.8 million or 19% for the three-month period ended September 30, 2003 as compared with the comparable 2002 period. Interest-bearing deposits increased $20.5 million on average during the third quarter of 2003, as compared to the third quarter in 2002. Total non-interest bearing core deposits increased $9.4 million on average in the third quarter of 2003 in comparison to the comparable quarter in 2002 and continue to be a low-cost source of funding. At September 30, 2003, this source of funding amounted to $124.2 million or 15.5% of total funding sources and 21.4% of total deposits. Borrowings comprised of securities sold under agreements to repurchase and advances from he Federal Home Loan Bank of New York increased $102.9 million on average during the third quarter of 2003, as compared with the third quarter of 2002.

Other non-interest income, exclusive of gains on securities sold (which decreased $220,000) increased $126,000 or 17.6% for the third quarter compared with the comparable quarter in 2002. Other non-interest income, including gains on securities sold decreased $94,000 or 10.2 percent for the third quarter compared with the comparable quarter n 2002.The increased revenue was primarily driven by the increase in other fee income which is primarily comprised of fees related to loan origination and increased letters of credit fees. Also contributing to the increase during the third quarter was a net increase of $75,000 in Bank Owned Life Insurance. Operating overhead increased 5.5% for the third quarter over the comparative period and was primarily related to increased staffing expense and increased premise expense.

Total assets at September 30, 2003, were $857.2 million, an increase of 12.3% from assets of $763.5 million at September 30, 2002. The annualized return on average assets for the third quarter ended September 30, 2003, decreased to .68% as compared with 1.12% for the third quarter of 2002.

The total Tier 1 capital ratio was 6.79% at September 30, 2003, as compared to 7.42% for the comparable period in 2002. Total Tier I capital amounted to approximately $60.1 million, and includes $10.0 million in Trust Preferred Securities issued on December 18, 2001. Book value per common share was $6.06 as compared with $5.92 a year ago. Tangible book value per common share increased to $5.81 from $5.68 a year ago. Annualized return on average stockholders' equity for the third quarter ended September 30, 2003 was 11.67% compared to 16.89% for the comparable quarter in 2002.

President & CEO Davis also announced that on October 3, 2003 the Corporation purchased a 19,555 square foot office facility on Springfield Road in Union that will serve as Union Center National Bank's new operations and data center. He stated: "This is another important and exciting opportunity for us and should be a key contributor to our ability to continue to grow and expand our product lines for future success. We expect to be up and running in the new facility by mid-spring 2004.

President & CEO Davis additionally noted that "while we remain cautious about the national economy, anticipated increases in operating expenses to support growth and expansion in our new and existing markets could continue to limit income growth, however, we are optimistic about our prospects and anticipated continued earnings performance in 2004."

Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital in Union. Union Center National Bank is the largest commercial Bank headquartered in Union County; chartered in 1923 and is a full service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com.

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expressions about management's views regarding future performance, including statements regarding earnings prospects and the impact of the new operation and data center. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

                                    CENTER BANCORP, INC.
                             FINANCIAL HIGHLIGHTS (UNAUDITED)

                  For the 3 Months Ended          For the 9 Months Ended
                  ----------------------          ----------------------
                  9/30/03         9/30/02         9/30/03         9/30/02

Net Income      $1,515,000      $2,104,000      $4,708,000      $6,226,000

Earnings per
 Share

Basic                $0.18           $0.25           $0.56           $0.74
Diluted              $0.18           $0.25           $0.55           $0.74

Weighted Average
 Shares Outstanding

Basic            8,480,651       8,425,730       8,462,345       8,389,248
Diluted          8,570,874       8,488,768       8,551,586       8,455,536
All share and per share amounts have been restated to reflect the 2-for-1 stock split distributed on June 2, 2003.

Center Bancorp, Inc.
Consolidated Statements of Condition

                                    Sep-30-03     Dec-31-02     Sep-30-02
                                     --------      --------      --------
Assets:
  Cash and due from banks            $ 25,344      $ 23,220      $ 19,351
  Federal funds sold and
   securities purchased
   under agr to resell                      0             0             0
                                     --------      --------      --------
      Total cash and
       cash equivalents                25,344        23,220        19,351

  Investment securities held
   to maturity (approximate
   market value of $172,365 in
   2003 and $219,921 in 2002)         167,578       214,902       220,730
  Investment securities available
   for sale                           321,420       322,717       263,440
                                     --------      --------      --------
      Total investment securities     488,998       537,619       484,170

  Loans, net of unearned income       308,634       229,051       226,656
    Less - Allowance for loan
     losses                             2,751         2,498         2,381
                                     --------      --------      --------
        Net loans                     305,883       226,553       224,275

  Premises and equipment, net          13,499        12,976        12,582
  Accrued interest receivable           4,952         4,439         5,078
  Bank Owned Life Insurance            14,443        14,143        13,946
  Other assets                          1,941         2,395         1,974
  Goodwill                              2,091         2,091         2,091
                                     --------      --------      --------
        Total assets                 $857,151      $823,436      $763,467
                                     --------      --------      --------

Liabilities
  Deposits:
    Non-interest bearing             $124,236      $116,984      $110,437
    Interest bearing:
      Certificates of deposit
      $100,000 and over                49,083        33,396        30,862
      Savings and Time Deposits       406,698       465,971       409,246
                                     --------      --------      --------
        Total deposits                580,017       616,351       550,545

  Federal Home Loan Bank advances     125,000        65,000        65,000
  Federal funds purchased and
   securities sold under
   agreements to repurchase            87,195        75,431        81,494
  Corporation - obligated Mandatorily
   redeemable trust preferred
   securities of subsidiary trust
   holding solely junior subordinated
   debentures of the Corporation       10,000        10,000        10,000
  Accounts payable and accrued
   liabilities                          3,554         5,600         6,392
                                     --------      --------      --------
        Total Liabilities             805,766       772,382       713,431
                                     --------      --------      --------
Stockholder's equity
  Preferred stock, no par value:
    Authorized 5,000,000 shares;
    none issued                             0             0             0
  Common stock, no par value:
    Authorized 20,000,000 shares;
     issued 9,522,244 and 9,499,114
     shares in 2003 and 2002,
     respectively                      19,317        18,984        18,893
  Additional paid in capital            4,632         4,562         4,392
  Retained earnings                    32,323        29,863        28,792
                                     --------      --------      --------
                                       56,272        53,409        52,077

  Treasury stock at cost
  (1,037,094 and 1,078,404
  shares in 2003 and 2002,
  respectively)                        (4,091)       (4,254)       (4,129)
  Restricted stock                        (14)         (285)          (28)
  Accumulated other comprehensive
  (loss) income                          (782)        2,184         2,116
                                     --------      --------      --------
        Total stockholders' equity     51,385        51,054        50,036
                                     --------      --------      --------
        Total liabilities and
         stockholders' equity        $857,151      $823,436      $763,467
                                     --------      --------      --------

All common share and per share amounts have been restated to reflect the
2-for-1 common stock split declared April 15, 2003, distributed
June 2, 2003 to shareholders of record May 19, 2003.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
          (unaudited)

                                Three Months Ended       Nine Months Ended
                                   September 30,            September 30,
(in thousands, except per
  share data)                    2003         2002        2003      2002
                                 ----         ----        ----      ----

Interest income:
  Interest and fees on loans  $   3,840   $   3,816  $  10,948   $  11,245
  Interest and dividends on
   investment securities:
    Taxable interest income       3,432       6,226     13,851      19,149
    Nontaxable interest income      880         150      1,867         451
  Interest on Federal funds
   sold and securities
   purchased under agreement.         0          50          0          59
                              ---------   ---------  ---------   ---------
        Total interest income     8,152      10,242     26,666      30,904
                              ---------   ---------  ---------   ---------

Interest expense:
  Interest on certificates
   of deposit $100,000 or more      117          94        355         383
  Interest on other deposits      1,570       2,350      5,033       6,706
  Interest on short-term
   borrowings                     1,424       1,340      4,165       3,983
                              ---------   ---------  ---------   ---------
        Total interest expense    3,111       3,784      9,553      11,072
                              ---------   ---------  ---------   ---------
        Net interest income       5,041       6,458     17,113      19,832
Provision for loan losses           103          90        262         270
                              ---------   ---------  ---------   ---------
        Net interest income
         after provision for
         loan losses              4,938       6,368     16,851      19,562
                              ---------   ---------  ---------   ---------
Other income:
  Service charges, commissions
   and fees                         401         409      1,239       1,183
  Other income                      173         114        420         279
  BOLI                              268         193        627         564
  (Loss) gain on securities sold    (17)        203        220         445
                              ---------   ---------  ---------   ---------
        Total other income          825         919      2,506       2,471
                              ---------   ---------  ---------   ---------

Other expense:
  Salaries and employee benefits  2,507       2,373      7,834       6,955
  Occupancy expense, net            393         395      1,365       1,233
  Premises and equipment expense    384         388      1,278       1,172
  Stationery and printing expense   131         115        436         419
  Marketing and Advertising         120         122        409         478
  Other expenses                    880         792      2,439       2,600
                              ---------   ---------  ---------   ---------
        Total other expense       4,415       4,185     13,761      12,857
                              ---------   ---------  ---------   ---------
        Income before income
         tax expense              1,348       3,102      5,596       9,176
Income tax expense                 (167)        998        888       2,950
                              ---------   ---------  ---------   ---------
        Net income              $ 1,515   $   2,104  $   4,708   $   6,226
                              ---------   ---------  ---------   ---------

Earnings per share
  Basic                         $  0.18   $    0.25  $    0.56   $    0.74
  Diluted                          0.18        0.25       0.55        0.74
                              ---------   ---------  ---------   ---------

Weighted average common
 shares outstanding
  Basic                       8,480,651   8,425,730  8,462,345   8,389,248
  Diluted                     8,570,874   8,488,768  8,551,586   8,455,536
                              ---------   ---------  ---------   ---------

All common share and per share amounts have been restated to reflect the
2-for-1 common stock split declared April 15, 2003, distributed
June 2, 2003 to shareholders of record May 19, 2003.

Center Bancorp, Inc. and Subsidiaries

              Average Balance Sheet with Interest and Average Rates

                                9 Month Period Ended September 30,
     (unaudited)                2003                         2002
(tax equivalent basis,
dollars in thousands)
                              Interest Average             Interest Average
                   Average    Income/  Yield/   Average    Income/  Yield/
                   Balance    Expense   Rate    Balance    Expense   Rate
                   ---------  ---------  -----  ---------  ---------  -----
Assets
Interest-earning
 assets:
  Investment
   securities:
    Taxable        $ 480,843  $  13,851  3.84%  $ 443,427  $  19,149  5.76%
    Non-taxable       63,548      2,829  5.94%     13,053        683  6.98%
  Federal funds
   sold and secur-
   ities purchased
   under agreement
   to resell               0          0  0.00%      4,565         59  1.72%
  Loans, net
   of unearned
   income (1)        258,070     10,948  5.66%    221,614     11,245  6.77%
                   ---------  ---------  -----  ---------  ---------  -----
    Total
     interest-
     earning
     assets          802,461     27,628  4.59%    682,659     31,136  6.08%
                   ---------  ---------  -----  ---------  ---------  -----
Non-interest-
 earning assets
  Cash and due
   from banks         21,961                       18,293
  BOLI                14,350                       13,641
  Other assets        27,698                       23,771
Allowance for pos-
 sible loan losses    (2,608)                      (2,296)
                   ---------                    ---------
    Total non
     -interest
     earning
     assets           61,401                       53,409
                   ---------                    ---------

    Total assets   $ 863,862                    $ 736,068
                   ---------                    ---------

Liabilities and
 stockholders' equity
Interest-bearing
liabilities:

  Money Market
   deposits        $  93,063        779  1.12%  $  96,805      1,420  1.96%
  Savings deposits   155,416      1,462  1.25%    156,854      2,513  2.14%
  Time deposits      144,540      2,836  2.62%    110,677      2,592  3.12%
  Other interest-
   bearing deposits   69,448        311  0.60%     64,480        564  1.17%
  Short-term
   borrowings        215,247      3,798  2.35%    133,518      3,563  3.56%
  Trust Preferred     10,000        367  4.89%     10,000        420  5.60%
                   ---------  ---------  -----  ---------  ---------  -----
    Total interest-
     bearing
     liabilities   $ 687,714      9,553  1.85%  $ 572,334     11,072  2.58%
                   ---------  ---------  -----  ---------  ---------  -----
Noninterest-
bearing liabilities:
  Demand deposits    118,736                      109,331
  Other noninterest-
   bearing deposits      452                          569
  Other liabilities    4,852                        6,035
                   ---------                    ---------
    Total noninter-
     est-bearing
     liabilities     124,040                      115,935
Stockholders'
 equity               52,108                       47,799
                   ---------                    ---------
    Total liabili-
     ties and
     stockholders'
     equity        $ 863,862                    $ 736,068
                   ---------                    ---------
Net interest
 income (tax
 equivalent basis)            $  18,075                    $  20,064
                              ---------                    ---------
Net Interest Spread                      2.74%                        3.50%
                                         -----                        -----
Net interest income
 as percent of
 earning-assets                          3.00%                        3.92%
                                         -----                        -----
Tax equivalent
 adjustment                        (962)                        (232)
                              ---------                    ---------
Net interest
 income                       $  17,113                    $  19,832
                              ---------                    ---------

1) Includes loan fees (fee income is not material)

Center Bancorp, Inc. and Subsidiaries

                Average Balance Sheet with Interest and Average Rates

                              3 Month Period Ended September 30,
(unaudited)                   2003                          2002
                            Interest  Average            Interest  Average
(tax equivalent     Average  Income/   Yield/    Average  Income/   Yield/
 basis, dollars     Balance  Expense   Rate      Balance  Expense   Rate
 in thousands)
                    -------  -------  -------    -------  -------  -------
Assets
Interest-earning
 assets:
  Investment
   securities:
    Taxable       $438,432  $  3,342    3.05%   $446,434  $  6,226   5.58%
    Non-taxable     96,115     1,333    5.55%     13,020       227   6.97%
  Federal funds
   sold and
   securities
   purchased
   under
   agreement
   to resell             0        0     0.00%     11,583        50   1.73%
  Loans, net of
   unearned
   income (1)      288,810    3,840     5.32%    228,764     3,816   6.67%
                  --------  -------   ------    --------  --------  -----
    Total
     interest
     -earning
      assets       823,357    8,515     4.14%    699,801    10,319   5.90%
                  --------  -------   ------    --------  --------  -----

Non-interest
 earning assets
  Cash and due
   from banks       22,068                        18,107
  BOLI              14,446                        13,831
  Other assets      29,549                        24,889
Allowance for
 possible loan
 losses             (2,680)                       (2,368)
                  --------                      --------
    Total non
     -interest
     earning
     assets         63,383                        54,459
                  --------                      --------
    Total
     assets       $886,740                      $754,260
                  --------                      --------

Liabilities and
 stockholders'
 equity
Interest bearing
 liabilities:

 Money Market
  deposits        $ 88,561      209     0.94%   $ 90,362       440   1.95%
  Savings
   deposits        153,381      423     1.10%    157,546       587   1.49%
  Time deposits    145,831      969     2.66%    128,624     1,266   3.94%
  Other interest
   bearing
   deposits         68,686       86     0.50%     59,431       151   1.02%
  Short-term
   borrowings      242,338    1,304     2.15%    139,459     1,200   3.44%
  Trust Preferred   10,000      120     4.80%     10,000       140   5.60%
                  --------  -------   ------    --------  --------  -----
    Total interest
     -bearing
     liabilities   708,797    3,111     1.76%   $585,422     3,784   2.59%
                  --------  -------   ------    --------  --------  -----

Noninterest
 -bearing
 liabilities:
  Demand deposits  121,518                       111,858
  Other
   noninterest
   -bearing
   deposits            422                           684
  Other
   liabilities       4,066                         6,472
                  --------                      --------
    Total
     noninterest
     -bearing
    liabilities    126,006                       119,014
Stockholders'
 equity             51,937                        49,824
                  --------                      --------
    Total
     liabilities
     and
    stockholders'
     equity       $886,740                      $754,260
                  --------                      --------

Net interest
 income
 (tax equivalent
  basis)                    $ 5,404                       $  6,535
                            -------                       --------
Net Interest
 Spread                                 2.38%                        3.31%
                                      ------                        -----

Net interest
 income as
 percent
 of earning
 -assets                                2.63%                        3.74%
                                      ------                        -----

Tax equivalent adjustment      (453)                           (77)
                            -------                       --------
Net interest income         $ 4,951                       $  6,458
                            -------                       --------

1) Includes loan fees (fee income is not material)

Anthony C. Weagley
Vice President & Treasurer
Center Bancorp
908-688-9500